Exhibit 10.17
January 20, 2022

Amit Nagra
965 Wapello Street
Altadena, CA 91001

Re: Amendment to Employment Agreement

Dear Amit:

As you know, you currently perform services for Rockley Photonics Inc. (the “Company”) and Rockley Photonics Holdings Limited (“Holdings”) pursuant to an employment agreement signed by you and the Company and Holdings with an effective date of August 11, 2021 (the “Employment Agreement”). You and the Company hereby agree to amend the Employment Agreement as set forth below (the “Amendment”).

1.Title

Your title will remain Chief Operating Officer (“COO”).

2. Compensation

Your base salary will remain $17,307.69 bi-weekly, annualized to $450,000 (less applicable taxes, deductions and withholdings).

3. 2021 Target Performance Bonus

You will remain eligible to receive your 2021 annual performance bonus at the target rate of 60% of your Base Salary. The Company will pay any such bonus in accordance with the Company’s established Compensation and Bonus Policy, and as determined by the board of Rockley Photonics Holdings Limited (the “Board”), and shall be based upon achievement of individual and corporate performance objectives and such other criteria to be determined by the Board. Any annual bonus shall be paid within 30 days after the Board’s determination that a bonus shall be awarded. Notwithstanding the foregoing and anything in the Compensation and Bonus Policy, if your employment is terminated without Cause by the Company or you resign for Good Reason prior to the payment date for the 2021 bonus, the Company shall pay you your 2021 bonus when it is paid generally. If your employment terminates for any other reason prior to any bonus being paid, then you will not have earned a bonus and will not receive any portion of it.

4. Data Communications Transaction

The Company is also pleased to inform you that if the Company or one of its affiliates (the “Group”) completes a sale of certain assets related to data communications no later than June 30, 2022 but ideally prior to March 31, 2022 (the “Proposed Transaction”), subject to the approval of the Board and provided: (i) you remain in Employment up to and including the date of completion of the Proposed Transaction (the “Relevant Date”); and (ii) you have used your best endeavours to pursue the Proposed Transaction on behalf of the Group prior to the Relevant Date, you will be eligible to earn a cash bonus (“Transaction Bonus”). The terms of this Transaction Bonus are set out below.

a.Amount of Transaction Bonus

You and the Group agree to negotiate the quantum of the Transaction Bonus and, subject to the approval of the Board, if such Transaction Bonus is payable to you if a Proposed Transaction is consummated. It being agreed between you and the Group that, in no event shall any Transaction Bonus be greater than an amount equal to 3% of the net amount of cash, cash equivalent, or other consideration received by the Group pursuant to the Proposed Transaction.

b.Payment

If the consideration payable to the Group pursuant to the Proposed Transaction is subject to earn-out payments in tranches, in which case the Transaction Bonus shall be payable in tranches in accordance with the net payments received by the Group in accordance with the terms of the relevant transaction documents, except that the parties will work in good faith to make such payments in compliance with IRC Section 409A. For any proceeds received at or shortly after the closing of the Proposed Transaction, the Transaction Bonus will be paid in a single lump sum cash payment through payroll in the next available payroll following the closing of the Proposed Transaction from the net proceeds received by the Company or one of its affiliates Group from the closing of the Proposed Transaction. The Transaction Bonus whether paid in tranches or one lump sum, will be subject to reduction to reflect all applicable federal and state income and employment withholding taxes and other deductions required by law.

5. Options Arrangements

You will have no rights nor entitlement to acceleration of vesting of your 2021 Equity Incentive Plan options nor RSUs in connection with the Proposed Transaction (as defined above) nor termination of your Employment (as set out below).  The parties acknowledge that your 2013 Equity Incentive Plan options are fully vested and have an exercise period that was extended from 3 months post termination until May 19, 2025 as set forth in Section 19 of the Employment Agreement.

6. Termination

The following termination provisions are in accordance with and will carry over from the Employment Agreement:

a.You have agreed to resign from your employment at the Company and all relevant positions and roles with the Group effective March 31, 2022, which may be extended upon mutual agreement by you and the Company. In the event that the Proposed Transaction has not been consummated prior to March 31, 2022, you and the Company shall negotiate in good faith to mutually determine whether you should continue in your employment until the consummation of the Proposed Transaction. If you and the Company mutually agree to do so, your employment will terminate immediately following the closing of the Proposed Transaction. Any termination described in this Section 6a shall be deemed a termination by the Company without Cause for the purposes of the termination payment set out in Section 6c below.
b.Without regard to the reason for, or the timing of your termination of employment, the Company shall pay you any unpaid wages due for periods prior to the termination date promptly upon termination and within the period of time mandated by law, and provide any other benefits or rights you have accrued or earned through the termination date in accordance with the terms of the applicable employee benefit plans and programs of the Company.
c.In the event of any termination of the Term of Employment by the Company without Cause or by you for Good Reason, you will be entitled to receive the following severance benefits from the Company, provided you execute a Severance Agreement and Release of All Claims, in a form provided by the Company, no later than sixty (60) days after your last day of employment:
a.severance payments equal to the sum of six (6) months of your Base Salary as then in effect plus 50% of your target bonus for the year in which the termination occurs, payable in equal installments on the Company’s regular payroll schedule over the six-month period following your final day of employment);
b.if you elect COBRA continuation coverage and the Company (or a member of the Group) continues to maintain a group health plan, payment by the Company of the full premium cost to continue the then-applicable medical, dental and vision coverage for
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you (and your eligible dependents) under COBRA for six (6) months following the termination date but not beyond the date that you (or your dependent(s)) become COBRA ineligible (the “Coverage Period”). Notwithstanding the foregoing, in the event that the Company determines that such COBRA premium payments could result in adverse tax treatment to the Company or you under applicable law, the Company may instead provide you with payments during the Coverage Period equivalent in value to the COBRA premiums otherwise payable by the Company hereunder, but without regard to whether you (or your eligible dependents) continue group health coverage under the Company’s group health plan; and
c.Limitation on Payments. In the event that the severance and other payments and benefits provided for in this Agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code (“280G Payments”), and (ii) but for this Section d, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the 280G Payments will be either:
(x) delivered in full, or

(y) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in the 280G Payments is necessary so that no portion of such benefits are subject to the Excise Tax, reduction will occur in the following order: (i) cancellation of equity awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); (ii) a pro rata reduction of (A) cash payments that are subject to Section 409A as deferred compensation and (B) cash payments not subject to Section 409A; (iii) a pro rata reduction of (A) employee benefits that are subject to Section 409A as deferred compensation and (B) employee benefits not subject to Section 409A; and (iv) a pro rata cancellation of (A) accelerated vesting of equity awards that are subject to Section 409A as deferred compensation and (B) equity awards not subject to Section 409A. In the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of your equity awards.

A nationally recognized professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”) will make any determination required under this Section 10. Such determinations will be made in writing by the Firm and any good faith determinations of the Firm will be conclusive and binding upon you and the Company. For purposes of making the calculations required by this Section d, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section d. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section d.
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Other than the amendments made above, all other terms and conditions of your employment remain unchanged and unaffected by this letter. This letter does not change your “at will” employment status, and the Company reserves the right to make decisions regarding your employment, including but not limited to decisions regarding any transfers or other changes in duties or assignments, changes in salary and other compensation, changes in benefits and changes in Company policies or procedures.
Please sign below to confirm your understanding and acceptance of the terms of this letter. On behalf of the Company, I would like to thank you for your ongoing dedication to the continuing development and growth of the company.

Yours sincerely,
/s/ Andrew Rickman
Dr Andrew G Rickman OBE
CEO
Rockley Photonics, Inc.

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January 20, 2022

Amit Nagra
965 Wapello Street
Altadena, CA 91001

Re: Amendment to Employment Agreement – Signature Page

ACCEPTED AND AGREED TO

Rockley Photonics Holdings Limited

By: /s/ Andrew Rickman
Dr Andrew G Rickman OBE
Director
Date: 1/21/2022

Signature: /s/ Amit Nagra
Name: Amit Nagra

Date: 1/21/2022

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